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                                                                     EXHIBIT 5.1

                                   ATTORNEYS AT LAW            Broomfield, CO
                                                               720 566-4000

                                                               Reston, VA
                                   Five Palo Alto Square       703 456-8000
                                   3000 El Camino Real
                                   Palo Alto, CA               San Diego, CA
                                   94306-2155                  858 550-6000
                                   Main  650 843-5000
                                   Fax   650 849-7400          San Francisco, CA
                                                               415 693-2000
                                   www.cooley.com


April 28, 2004


Molecular Devices Corporation
1311 Orleans Drive
Sunnyvale, CA 94089

Ladies and Gentlemen:

We have acted as counsel for Molecular Devices Corporation, a Delaware corporation (the "Company"), in connection with the mergers (the "Mergers") and other transactions contemplated by that certain Agreement and Plan of Merger and Reorganization, dated as of March 20, 2004, by and among the Company, Astros Acquisition Sub I, Inc., a California corporation and a wholly-owned subsidiary of the Company, Astros Acquisition Sub II, LLC, a California limited liability company and a wholly-owned subsidiary of the Company, and Axon Instruments, Inc., a California corporation. This opinion is being furnished in connection with a Registration Statement on Form S-4 (the "Registration Statement"), to be filed by the Company with the Securities and Exchange Commission covering the offer and sale of up to 3,759,500 shares of the Company's common stock, $0.001 par value per share (the "Common Stock"), to be issued in connection with the Mergers.

In rendering this opinion, we have examined the following documents: (i) the Company's Amended and Restated Certificate of Incorporation and Bylaws; (ii) the resolutions adopted by the Board of Directors of the Company on March 20, 2004;
(iii) the Registration Statement; and (iv) such other documents, legal opinions and precedents, corporate and other records of the Company, and certificates of public officials and officers of the Company that we have deemed necessary or appropriate to provide a basis for the below opinion.

Based upon and subject to the foregoing, in our opinion, the shares of Common Stock of the Company which are being offered and sold by the Company pursuant to the Registration Statement, when sold and issued in the manner and for the consideration contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters."

Very truly yours,

COOLEY GODWARD LLP



By:   /s/ Suzanne Sawochka Hooper
      ------------------------------------
      Suzanne Sawochka Hooper